Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-59761


PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED JULY 31, 1998


                         THE HAIN CELESTIAL GROUP, INC.


                                  Common Stock

     Argosy-Hain Warrant Holdings, L.P., one of the parties named as a selling stockholder in our prospectus dated July 31, 1998, distributed warrants to purchase 131,832 shares of our common stock to Andrew R. Heyer, one of our directors, in February 2000. Mr. Heyer subsequently transferred warrants to purchase 61,832 shares of common stock (the "Foundation Warrants") to The Andrew
R. Heyer and Mindy B. Heyer Foundation (the "Foundation"). Mr. Heyer beneficially owns 370,111 shares, or 1.1%, of our common stock (including 118,100 shares of common stock issuable under our directors' stock option plans and 168,499 shares issuable upon the exercise of warrants (including the 61,832 shares issuable upon exercise of the Foundation Warrants)), and the Foundation beneficially owns no shares other than the 61,823 shares issuable upon the exercise of the Foundation Warrants.

     The 61,832 shares of common stock issuable upon the exercise of the Foundation Warrants will be offered for the account of the Foundation.

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     See "Risk Factors" in the accompanying prospectus and in the documents incorporated by reference therein for a discussion of certain factors which should be considered in an investment of securities offered hereby.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is November 13, 2003.

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